EXHIBIT 4

SUSSEX BANCORP
GRANT AGREEMENT
NON-PLAN OPTION

This Non-Plan Option Grant Agreement (this "Agreement") is made as of this 1st day of August, 2003 by and between Sussex Bancorp, a New Jersey corporation having its principal place of business at 399 State Highway 23, Franklin, New Jersey 07416 and Samuel M. Chazanow, an individual residing at 7200 Fiddler Bay Lane, Chincoteague Island, Virginia 23335 ("Optionee").

1.  Grant of Option. The Company hereby grants to Optionee an option (this “Option”) to purchase 50,000 shares (the “Shares”) of common stock, no par value of the Company (the “Common Stock”) at an exercise price per share of $14.38, which the parties agree is the fair market value of the Shares on the date hereof (the “Exercise Price”), subject to all of the terms and conditions of this Agreement. The Option granted herein is not intended to qualify as an "incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.  Vesting Period of Option.

a.         Vesting Schedule. The Option granted hereunder is exercisable during the time period or periods, and as to the number of Shares, as follows:

i.	Options to purchase 10,000 Shares, or any part thereof, may be exercised at any time or times, commencing on August 1, 2004 up until and including July 31, 2023 (the "Expiration Date");

ii.	Options to purchase an additional 10,000 Shares, or any part thereof, may be exercised at any time or times, commencing on August 1, 2005, 2005 up until and including the Expiration Date;

iii.	Options to purchase an additional 10,000 Shares, or any part thereof, may be exercised at any time or times, commencing on August 1, 2006 up until and including the Expiration Date;

iv.	Options to purchase an additional 10,000 Shares, or any part thereof, may be exercised at any time or times, commencing on August 1, 2007 up until and including the Expiration Date;

v.	Options to purchase the remaining 10,000 Shares, or any part thereof, may be exercised at any time or times, commencing on August 1, 2008 up until and including the Expiration Date.

b.     Changes in Vesting Schedule. Notwithstanding the above:

i.
this Option shall expire on the Expiration Date and must be exercised, if at all, on or before the Expiration Date. The portion of Shares as to which the Option is exercisable in accordance with the above schedule as of the applicable dates shall be deemed “Vested Options”; and

ii.
if the Company is subject to Change in Control (as defined below) before the Option is fully vested, then the Option will accelerate and automatically become 100% vested and immediately exercisable for all Shares. For the purposes hereof, a "Change in Control" shall mean:

a.
a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, or a similar transaction in which the shareholders of the Company prior to such transaction fail to hold a majority o the voting power of the resulting entity;

b.	individuals who constitute the Incumbent Board (as herein defined) of the Company cease for any reason to constitute a majority thereof;

c.
Without limitation, a Change in Control shall be deemed to have occurred at such time as (i) any "person" (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Company or the trustees or any administration of any employee stock ownership plan and trust, or any other employee benefit plans, established by Company from time-to-time, is or becomes a "beneficial owner" (as defined in Rule 13-d under the Exchange Act) directly or indirectly, of securities of the Company representing 25% or more of the Company's outstanding securities ordinarily having the right to vote at the election of directors; or

d.
A tender offer is made for 25% or more of the voting securities of the Company and shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender and such tendered shares have been accepted by the tender offeror.

For these purposes, "Incumbent Board" means the Board of Directors of the Company on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

3.     Restriction on Exercise. This Option may not be exercised unless such exercise is in compliance with the Securities Act of 1933, as amended, and all applicable state securities laws, as they are in effect on the date of exercise, and the requirements of any stock exchange or over-the-counter market on which the Company’s Common Stock may be listed or quoted at the time of exercise.

4.     Termination of Option. Except as provided below in this Section 4, this Option shall terminate and may not be exercised if Optionee ceases to be employed by the Company or by a Parent Subsidiary or Affiliate of the Company (as those terms are defined below). Optionee shall be considered to be employed by the Company for all purposes under this Section 4 if Optionee is a full-time employee of the Company or any Parent, Subsidiary or Affiliate of the Company. The Board of Directors of the Company shall have discretion to determine whether Optionee has ceased to be employed by the Company or any Parent, Subsidiary or Affiliate of the Company and the effective date on which such employment terminated (the “Termination Date”). For purposes of this Agreement, the term "Parent" shall mean any corporation other than the Company in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the corporations in such a chain. The term "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such a chain. The term "Affiliate" means any corporation that directly or indirectly through one or more intermediary's controls, is controlled by or is under common control with another corporation. "Control" shall mean the possession, directly or indirectly, of the power to cause the direction of the management and policies of the corporation, whether through ownership or voting securities, contract or otherwise.

a.     Termination Generally. If Optionee ceases to be employed by the Company and all Parents, Subsidiaries or Affiliates of the Company for any reason except death, disability, or "cause" (as defined below), this Option, to the extent (and only to the extent) that it would have been exercisable by Optionee on the Termination Date, may be exercised by Optionee, but only within thirty (30) days after the Termination Date; provided that this Option may not be exercised in any event after the Expiration Date.

b.     Death or Disability.

(i)     If Optionee’s employment with the Company and all Parents, Subsidiaries and Affiliates of the Company is terminated because of the death of Optionee or the permanent and total disability of Optionee within the meaning of Section 22(e) (3) of the Code, this Option, to the extent (and only to the extent) that it would have been exercisable by Optionee on the Termination Date, may be exercised by Optionee (or Optionee’s legal representative), but only within twelve (12) months after the Termination Date, provided that this Option may not be exercised in any event later than the Expiration Date.

(ii)     If Optionee’s employment with the Company and all Parents, Subsidiaries and Affiliates of the Company is terminated because of disability of Optionee which is not permanent and total disability within the meaning of Section 22(e) (3) of the Code, this Option, to the extent (and only to the extent) that it would have been exercisable by Optionee on the Termination Date, may be exercised by Optionee (or Optionee’s legal representative), but only within six (6) months after the Termination Date, provided that this Option may not be exercised in any event later than the Expiration Date.

c.     Cause. Notwithstanding any other provisions set forth herein, if the Optionee's employment is terminated for cause under the terms of that certain Employment Agreement dated the date hereof between Optionee and Sussex Bank (the
Employment Agreement"), any unexercised portion of the Option, whether or not vested, shall terminate immediately and become null and void.

d.     No Right to Service. Nothing in or this Agreement shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company or any Parent, Subsidiary or Affiliate of the Company or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate of the Company to terminate Optionee’s employment or other relationship at any time, with or without cause.

5.     Manner of Exercise.

a.     Exercise Agreement. This Option shall be exercisable by delivery to the Company of an executed written Stock Option Exercise Agreement in the form attached hereto as Exhibit 1, or in such other form as may be approved by the Company, which shall set forth Optionee’s election to exercise some or all of this Option, the number of Shares being purchased, any restrictions imposed on the Shares and such other representations and agreements as may be required by the Company to comply with applicable securities laws.

b.     Exercise Price. Such notice shall be accompanied by full payment of the Exercise Price for the Shares being purchased. Payment for the Shares may be made in cash (by check), or, where permitted by law, by any other method approved by the Board of Directors of the Company at the time of such exercise.

c.     Withholding Taxes. Prior to the issuance of the Shares upon exercise of this Option, Optionee must pay or make adequate provision for any applicable federal or state withholding obligations of the Company. Subject to Board approval at its discretion, the Optionee may provide for payment of Optionee’s minimum statutory withholding taxes upon exercise of the Option by requesting that the Company retain Shares with a fair market value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to the Optionee by deducting the Shares retained from the Shares exercised.

d.     Issuance of Shares. Provided that such notice and payment are in form and substance satisfactory to counsel for the Company, the Company shall cause the Shares to be issued in the name of Optionee or Optionee’s legal representative.

6.     Nontransferability of Option. This Option may not be transferred in any manner other than by will or by the law of descent and distribution and may be exercised during the lifetime of Optionee only by Optionee or other permitted transferee. The terms of this Option shall be binding upon the executors, administrators, successors and assigns of the Optionee.

7.     Privileges of Stock Ownership. Optionee shall not have any of the rights of a shareholder with respect to any Shares subject to this Option until this Option is properly exercised. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to such date, except as provided below.

8.     Adjustment for Changes in Capital Structure. In the event that the number of outstanding shares of Common Stock is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, or if a substantial portion of the assets of the Company are distributed, without consideration in a spin-off or similar transaction, to the shareholders of the Company, the number of Shares subject to this Option and the exercise price per share of such Options shall be proportionately adjusted, subject to any required action by the Board or shareholders of the Company and compliance with applicable securities laws; provided, however, that a fractional share shall not be issued upon exercise of any Option and any fractions of a Share that would have resulted shall either be cashed out at fair market value or the number of Shares issuable under the Option shall be rounded up to the nearest whole number, as determined by the Board.

9.     Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or the Company to the Company’s Board of Directors, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board shall be final and binding on the Company and an Optionee.

10.          Entire Agreement. This Agreement and the Stock Option Exercise Agreement constitute the entire agreement of the parties hereto and supersede all prior undertakings and agreements with respect to the subject matter hereof.

[Remainder of Page Intentionally Blank]

SUSSEX BANCORP
By:
Name: Donald L. Kovach
Title: President/Chairman/CEO

ACCEPTANCE

Optionee hereby accepts this Option subject to all the terms and conditions of this Stock Option Grant Agreement. Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Shares and that Optionee should consult a tax adviser prior to such exercise or disposition.

OPTIONEE

Signature

Samuel M. Chazanow
Print Name

EXHIBIT 1

TO STOCK OPTION GRANT

SUSSEX BANCORP

STOCK OPTION EXERCISE AGREEMENT

This Agreement is made this ________ day of ________________, 20 ____ between Sussex Bancorp (the “Company”), and the Optionee named below (“Optionee”).

Optionee:	Samuel M. Chazanow

Social Security Number:

Address:

Number of Shares Purchased:

Price Per Share:

Aggregate Purchase Price:

Date of Option Grant:

The Company and Optionee hereby agree as follows:

1.    Purchase of Shares. On this date and subject to the terms and conditions of this Agreement, Optionee hereby exercises the Stock Option Grant between the Company and Optionee dated as of the Date of Option Grant set forth above (the “Grant”), with respect to the Number of Shares Purchased set forth above of the Company’s Common Stock (the “Shares”) at an aggregate purchase price equal to the Aggregate Purchase Price set forth above (the “Purchase Price”) and the Price per Share set forth above (the “Purchase Price Per Share”). The term “Shares” refers to the Shares purchased under this Agreement and includes all securities received (a) in replacement of the Shares, and (b) as a result of stock dividends or stock splits in respect of the Shares. Capitalized terms used herein that are not defined herein have the definitions ascribed to them in the Grant Agreement.

2.     Representations of Purchaser. Optionee represents and warrants to the Company that the Shares are subject to the terms, conditions and restrictions of the GrantAgreement and this Agreement and that no other terms, conditions or restrictions, whether oral or written, shall govern.

3.     Compliance with Securities Laws. Optionee understands and acknowledges that the exercise of any rights to purchase any Shares is expressly conditioned upon compliance with the Securities Act of 1933 (the “1933 Act”) and all applicable state securities laws. Optionee agrees to cooperate with the Company to ensure compliance with such laws.

4.    Entire Agreement. The Grant Agreement is incorporated herein by reference. This Agreement and the Grant Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and are governed by New Jersey law except for that body of law pertaining to conflict of laws.

SUBMITTED BY:
OPTIONEE
[Print Name]

[Signature]

DATED:

ADDRESS:

ACCEPTED BY:

SUSSEX BANCORP

By:
Name:
Title: